EXHIBIT 99.1

Egalet Announces Third Quarter 2017 Financial Results

—Company to host conference call today at 8:30 a.m. ET —

Wayne, Penn. —November 8, 2017 — Egalet Corporation (Nasdaq: EGLT) (Egalet), a fully integrated specialty pharmaceutical company focused on developing, manufacturing and commercializing innovative treatments for pain and other conditions, today announced financial results for the third quarter ended September 30, 2017.

“With 124% prescription growth and 41% revenue growth for our marketed products over last year’s third quarter, we continue to grow our business,” said Bob Radie, president and chief executive officer of Egalet. “With a cash position of $102.1 million and the increased focus on non-narcotic and innovative treatments to alleviate pain, we believe that we are positioned to play an important role in what must be a multifaceted solution to address the prescription abuse crisis.”

Third quarter and recent highlights include:

•                  Increased SPRIX® (ketorolac tromethamine) Nasal Spray prescriptions by 101 percent over the third quarter of 2016 and 18 percent over the second quarter of 2017, with 527 new prescribers added;

•                  Partner Ascend Therapeutics began promotion of SPRIX Nasal Spray to its approximately 11,000 target women’s healthcare providers;

•                  Increased prescriptions of OXAYDO® (oxycodone HCI, USP) tablets for oral use only —CII by 71 percent over the third quarter 2016 and seven percent over the second quarter of 2017, with 337 prescribers added;

•                  More than doubled prescriptions of ARYMO® ER (morphine sulfate) extended-release tablets for oral use —CII going from 1,124 prescriptions in the second quarter of 2017 to 2,630 prescriptions in the third quarter;

•                  Garnered market access with a large payer adding ARYMO ER to its Medicare Part D formulary; and

•                  Closed $30 million equity financing.

Third Quarter 2017 Financial Results:

•                  Cash Position: As of September 30, 2017, Egalet had cash, cash equivalents and marketable securities totaling $102.1 million.

•                  Net Revenue: Total net product sales were $6.7 million for the quarter ended September 30, 2017 compared to $4.7 million for the quarter ended September 30, 2016.

•                  Cost of Sales: Cost of sales was $1.2 million for the quarter ended September 30, 2017 and $914,000 for the quarter ended September 30, 2016. Cost of sales for the quarter ended September 30, 2017 reflected the average cost of inventory produced and dispensed to patients.

•                  G&A Expenses: General and administrative expenses decreased to $6.8 million for the quarter ended September 30, 2017 from $8.0 million for the quarter ended September 30, 2016. The decrease was primarily attributable to costs incurred in the quarter ended September 30, 2016 to prepare for the ARYMO ER FDA Advisory Committee meeting.

•                  S&M Expenses: Sales and marketing expenses increased to $8.8 million for the quarter ended September 30, 2017 from $7.0 million for the quarter ended September 30, 2016. This increase was primarily attributable to sales and marketing support related to ARYMO ER.

•                  R&D Expenses: Research and development expenses decreased to $2.1 million for the quarter ended September 30, 2017 from $12.1 million for the quarter ended September 30, 2016. The decrease was driven primarily by decreased costs for the development of Egalet-002, ARYMO ER and OXAYDO.

•                  Interest Expense: Interest expense increased to $4.7 million for the quarter ended September 30, 2017 from $3.6 million for the quarter ended September 30, 2016. The increase in interest expense for the quarter ended September 30, 2017 was primarily attributable to payments on the 13% senior secured notes, issued in August 2016 and January 2017.

•                  Net Loss: Net loss for the quarter ended September 30, 2017 was $18.9 million, or $0.46 per share, compared to a net loss of $26.9 million, or $1.10 per share, for the quarter ended September 30, 2016.

Conference Call Information

The company will host a live conference call and webcast at 8:30 a.m. Eastern Time today to review the company’s financial and operating results and provide a general business update. Interested parties may listen to the call via a live audio webcast which may be accessed by visiting Egalet.com. Please connect to the website a few minutes prior to the live webcast to ensure adequate time for any software download that may be needed to access the webcast. Individuals also may participate in the call by dialing 1-888-346-2615 (domestic) or 1-412-902-4253 (international) and asking for the “Egalet Earnings Call.” The replay will be available approximately two hours after the call on Egalet.com.

About Egalet

Egalet, a fully integrated specialty pharmaceutical company, is focused on developing, manufacturing and commercializing innovative treatments for pain and other conditions. Egalet has three approved products: ARYMO® ER (morphine sulfate) extended-release tablets for oral use —CII, developed using Egalet’s proprietary Guardian™ Technology, OXAYDO® (oxycodone HCI, USP) tablets for oral use only —CII and SPRIX® (ketorolac tromethamine) Nasal Spray. Using Guardian Technology, Egalet is developing a pipeline of clinical-stage, product candidates for which we are seeking partners including Egalet-002, an abuse-deterrent, extended-release, oral oxycodone formulation for the management of pain severe enough to require daily, around-the-clock, long-term opioid treatment and for which alternative treatment options are inadequate. Guardian Technology can be applied broadly across different classes of pharmaceutical products and can be used to develop combination products that include multiple active pharmaceutical ingredients with similar or different release profiles. For full prescribing information on ARYMO ER, including the boxed warning and medication guide, please visit arymoer.com. For full prescribing information on SPRIX, including the boxed warning and medication guide, please visit sprix.com. For full prescribing information on OXAYDO, including the boxed warning and medication guide, please visit oxaydo.com.

Safe Harbor

Statements included in this press release that are not historical in nature and contain the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “suggest,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” “look forward to” and other similar expressions are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and are subject to known and unknown uncertainties and risks. Actual results could differ materially from those discussed due to a number of factors, including, but not limited to: the successful implementation and realization of the anticipated benefits from Egalet’s expense reduction plan; Egalet’s estimates with regard to its operating plan, expenses, future revenues, capital requirements and needs for additional financing; the success of Egalet’s clinical trials, including the timely recruitment of trial subjects and meeting the timelines therefor; Egalet’s ability to obtain and maintain regulatory approval of its product candidates and the labeling claims that Egalet believes are necessary or desirable for successful commercialization of its products and product candidates; Egalet’s ability to maintain the intellectual property position of its products and product candidates; Egalet’s ability to identify and reliance upon qualified third parties to manufacture its products; Egalet’s ability to commercialize its products, and to do so successfully; the costs of commercialization activities, including marketing, sales and distribution; Egalet’s ability to execute on its sales and marketing strategy, including developing relationships with customers, physicians, payors and other constituencies; the size and growth potential of the markets for Egalet’s products and product candidates, and Egalet’s ability to service those markets; Egalet’s ability to obtain reimbursement and third-party payor contracts for its products; Egalet’s ability to service or refinance its debt obligations; Egalet’s ability to raise additional funds to execute its business plan and growth strategy on terms acceptable to Egalet, if at all; Egalet’s ability to find and hire qualified sales professionals; the rate and degree of receptivity in the marketplace and among physicians to Egalet’s products; the success of products which compete with Egalet’s that are or become available; general market conditions; and the Risk Factors set forth in Egalet’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the United States Securities and Exchange Commission (SEC) and in other filings Egalet makes with the SEC from time to time.  In addition, the forward-looking statements included in this press release represent Egalet’s views only as of the date hereof. Egalet anticipates that subsequent events and developments may cause its views to change. While Egalet may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to update or revise any forward-looking-statements contained in this press release whether as a result of new information or future events, except as may be required by law.

Investor and Media Contact:
E. Blair Clark-Schoeb
Senior Vice President, Communications
Email: ir@egalet.com
Tel: 484-259-7370

Egalet Corporation and Subsidiaries

Consolidated Statements of Operations (Unaudited)

(in thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2017	2016	2017
Revenues
Net product sales	$4,711	$6,651	$10,724	$18,333
Collaboration revenues	—	—	100	—
Total revenue	4,711	6,651	10,824	18,333

Cost and Expenses
Cost of sales (excluding amortization of product rights)	914	1,249	2,580	3,646
Amortization of product rights	502	528	1,506	1,554
General and administrative	7,950	6,849	22,802	27,811
Sales and marketing	6,973	8,803	19,455	27,402
Research and development	12,070	2,073	26,886	13,187
Restructuring charges	—	2,983	—	2,983
Total costs and expenses	28,409	22,485	73,229	76,583
Loss from operations	(23,698)	(15,834)	(62,405)	(58,250)

Other (income) expense:
Change in fair value of warrant and derivative liability	11	(1,500)	(642)	(1,513)
Interest expense, net	3,601	4,675	8,225	13,958
Other (gain) loss	(12)	(60)	54	106
Gain on foreign currency exchange	(3)	(1)	—	(1)
	3,597	3,114	7,637	12,550
Loss before provision (benefit) for income taxes	(27,295)	(18,948)	(70,042)	(70,800)
Provision (benefit) for income taxes	(358)	—	(780)	—
Net loss	$(26,937)	$(18,948)	$(69,262)	$(70,800)
Per share information:
Net loss per share of common stock, basic and diluted	$(1.10)	$(0.46)	$(2.83)	$(2.32)
Weighted-average shares outstanding, basic and diluted	24,565,554	41,149,838	24,480,494	30,525,158

Egalet Corporation and Subsidiaries

Consolidated Balance Sheets
(in thousands, except share and per share data)

	December 31, 2016	September 30, 2017
		(unaudited)
Assets
Current assets:
Cash and cash equivalents	$44,355	$37,750
Marketable securities, available for sale	42,471	64,308
Accounts receivable	1,108	5,607
Inventory	1,700	1,835
Prepaid expenses and other current assets	2,537	1,399
Other receivables	1,001	1,153
Total current assets	93,172	112,052
Intangible assets, net	8,350	7,076
Restricted cash	—	400
Property and equipment, net	12,709	10,607
Deposits and other assets	627	1,052
Total assets	$114,858	$131,187
Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	2,392	5,626
Accrued expenses	18,147	17,972
Deferred revenue	3,975	8,759
Debt - current	381	547
Warrant liability	—	8,166
Total current liabilities	24,895	41,070
Debt - non-current portion, net	83,711	126,161
Deferred income tax liability	23	25
Derivative liability	12	—
Other liabilities	891	770
Total liabilities	109,532	168,026

Commitments and contingencies
Stockholders’ equity (deficit)
Common stock—$0.001 par value; 75,000,000 shares authorized at December 31, 2016 and September 30, 2017; 25,189,125 and 43,029,615 shares issued and outstanding at December 31, 2016 and September 30, 2017, respectively	25	43
Additional paid-in capital	230,379	258,989
Accumulated other comprehensive income	100	868
Accumulated deficit	(225,178)	(296,739)
Total stockholders’ equity (deficit)	5,326	(36,839)
Total liabilities and stockholders’ equity (deficit)	$114,858	$131,187